  Exhibit 99.1

  Joint Filing Agreement

The undersigned hereby agree to the joint filing on behalf of each of this statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of WestMountain Index Advisor, Inc. and that this Agreement be included as an Exhibit to such statement.

This Joint Filing Agreement may be executed at different times and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREFORE, the undersigned hereby execute this Agreement effective as of the date set forth below:

Date:  June 22, 2011

BOCO INVESTMENTS, LLC

By:	Bohemian Asset Management, Inc. its Manager

/s/ Joseph C. Zimlich
Joseph C. Zimlich, President

WESTMOUNTAIN PRIME, LLC

By:	BOCO Investments, LLC, its Sole Member

/s/ Joseph C. Zimlich
Joseph C. Zimlich, President

PAT STRYKER LIVING TRUST

/s/ Pat Stryker
Pat Stryker, Trustee

/s/ Pat Stryker
Pat Stryker, Individually